Exhibit 99.1

PARKER DRILLING COMPANY

For The Year-Ended December 31, 2024

Delaware

(State or other jurisdiction of incorporation or organization)

73-0618660

(I.R.S. Employer Identification No.)

2103 CityWest Blvd, Houston, Texas 77042

(Address of principal executive offices) (Zip Code)

(281) 406-2000

FINANCIAL INFORMATION

Financial Statements

Report of Independent Auditors

To the Board of Directors of Parker Drilling Company

Opinion

We have audited the accompanying consolidated financial statements of Parker Drilling Company and its subsidiaries (the “Company”), which comprise the consolidated balance sheets as of December 31, 2024 and 2023, and the related consolidated statements of operations, of comprehensive income (loss), of stockholders’ equity and of cash flows for the years then ended, including the related notes (collectively referred to as the “consolidated financial statements”).

In our opinion, the accompanying consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2024 and 2023, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audit in accordance with auditing standards generally accepted in the United States of America (US GAAS). Our responsibilities under those standards are further described in the Auditors’ Responsibilities for the Audit of the Consolidated Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audit. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the consolidated financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for one year after the date the consolidated financial statements are available to be issued.

Auditors’ Responsibilities for the Audit of the Consolidated Financial Statements

Our objectives are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditors’ report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with US GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the consolidated financial statements.

In performing an audit in accordance with US GAAS, we:

•	Exercise professional judgment and maintain professional skepticism throughout the audit.

•	Identify and assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements.

•	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control. Accordingly, no such opinion is expressed.

•	Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the consolidated financial statements.

•	Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audit.

/s/ PricewaterhouseCoopers LLP

Houston, Texas

February 27, 2025

PARKER DRILLING COMPANY AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Dollars in Thousands)

	December 31, 2024	December 31, 2023
ASSETS
Current assets:
Cash and cash equivalents	$111,710	$74,673
Accounts receivable, net	131,599	143,664
Rig materials and supplies	40,873	35,988
Deferred costs	2,659	9,789
Other tax assets	3,321	3,790
Other current assets	20,964	18,921
Total current assets	311,126	286,825
Property, plant, and equipment, net (Note 3)	305,872	304,153
Intangible assets, net (Note 4)	8	117
Rig materials and supplies	4,975	4,412
Deferred income taxes	47,043	73,167
Other non-current assets	42,744	32,772
Total assets	$711,768	$701,446
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Current debt	$176,803	$899
Accounts payable	45,805	49,605
Accrued liabilities	62,215	75,919
Accrued income taxes	4,571	6,900
Total current liabilities	289,394	133,323
Long-term debt, net	—	175,951
Other long-term liabilities	38,852	37,641
Long-term deferred tax liability	1,893	114
Total liabilities	330,139	347,029
Commitments and contingencies (Note 10)	—
Stockholders’ equity:
Common stock, $0.01 par value, 500,000,000 shares authorized, 15,050,836 shares issued and outstanding	151	151
Capital in excess of par value	352,022	352,009
Accumulated other comprehensive income (loss)	(1,516)	(847)
Retained earnings (accumulated deficit)	30,972	3,104
Total stockholders’ equity	381,629	354,417
Total liabilities and stockholders’ equity	$711,768	$701,446

See accompanying notes to the consolidated financial statements.

PARKER DRILLING COMPANY AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in Thousands)

	Year Ended December 31,	Year Ended December 31,
	2024	2023
Revenues	$598,046	$586,987
Expenses:
Operating expenses	426,553	418,580
Depreciation and amortization	74,419	66,560
	500,972	485,140
Total operating gross margin	97,074	101,847
General and administrative expense	(17,802)	(19,657)
Gain (loss) on disposition of assets, net	8,820	1,996
Total operating income (loss)	88,092	84,186
Other income (expense):
Interest expense	(25,341)	(27,607)
Interest income	1,277	816
Other	(785)	(303)
Total other income (expense)	(24,849)	(27,094)
Income (loss) from continuing operations before income taxes	63,243	57,092
Income tax expense (benefit):
Current tax expense	7,472	8,625
Deferred tax expense (benefit)	27,903	(67,850)
Total income tax expense (benefit)	35,375	(59,225)
Income (loss) from continuing operations	27,868	116,317
Income (loss) from discontinued operations, net of taxes (Note 2)	—	(551)
Net income (loss)	$27,868	$115,766

See accompanying notes to the consolidated financial statements.

PARKER DRILLING COMPANY AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

(Dollars in Thousands)

	Year Ended December 31,	Year Ended December 31,
	2024	2023
Income (loss) from continuing operations	$27,868	$116,317
Income (loss) from discontinued operations	—	(551)
Other comprehensive income (loss), net of tax:
Currency translation difference on related borrowings	223	(351)
Currency translation difference on foreign currency net investments	(892)	1,165
Other comprehensive income (loss) from continuing operations, net of tax:	(669)	814
Total comprehensive income (loss)	$27,199	$116,580

See accompanying notes to the consolidated financial statements.

PARKER DRILLING COMPANY AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in Thousands)

	Year Ended December 31,	Year Ended December 31,
	2024	2023
Cash flows from operating activities:
Income (loss) from continuing operations	$27,868	$116,317
Adjustments to reconcile net income (loss):
Depreciation and amortization	74,419	66,560
(Gain) loss on disposition of assets, net	(8,820)	(1,996)
Deferred tax expense (benefit)	27,903	(67,850)
Expenses not requiring cash:
Provision for credit losses (recovery), net	615	3,174
Stock-based awards activity	6	763
Other	510	901
Change in assets and liabilities:
Accounts receivable	11,458	(11,473)
Rig materials and supplies	(11,835)	(10,856)
Other current assets	8,629	4,935
Other non-current assets	2,017	8,455
Accounts payable and accrued liabilities	(16,584)	9,291
Accrued income taxes	(2,330)	3,951
Debt	854	1,635
Net cash provided by (used in) operating activities – continuing operations	114,710	123,807
Net cash provided by (used in) operating activities – discontinued operations	—	(551)
Net cash provided by (used in) operating activities	114,710	123,256
Cash flows from investing activities:
Capital expenditures	(87,602)	(114,738)
Proceeds from the sale of assets	10,288	2,571
Net cash provided by (used in) investing activities	(77,314)	(112,167)
Cash flows from financing activities:
Payment of current debt	—	(10,538)
Change in short-term borrowings	(259)	(376)
Shares surrendered in lieu of tax	—	(85)
Payments of debt issuance costs	(100)	(84)
Net cash provided by (used in) financing activities	(359)	(11,083)

Net increase (decrease) in cash and cash equivalents and restricted cash	37,037	6
Cash and cash equivalents and restricted cash at beginning of period	74,673	74,667
Cash and cash equivalents and restricted cash at end of period of continuing operations	$111,710	$74,673

See accompanying notes to the consolidated financial statements.

PARKER DRILLING COMPANY AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

(Dollars and Shares in Thousands)

	Shares	Common Stock	Capital in Excess of Par Value	Retained Earnings (Accumulated Deficit)	Accumulated Other Comprehensive Income (Loss)	Total Stockholders’ Equity
Balances, December 31, 2022	15,051	$151	$351,331	$(112,662)	$(1,661)	$237,159
Activity in employees’ stock plans	—	—	(85)	—	—	(85)
Amortization of stock-based awards	—	—	763	—	—	763
Comprehensive income:
Income (loss) from continuing operations	—	—	—	116,317	—	116,317
Income (loss) from discontinued operations	—	—	—	(551)	—	(551)
Other comprehensive income (loss) from continuing operations	—	—	—	—	814	814
Balances, December 31, 2023	15,051	$151	$352,009	$3,104	$(847)	$354,417
Warrants exercised	—	—	7	—	—	7
Amortization of stock-based awards	—	—	6	—	—	6
Comprehensive income:
Income (loss) from continuing operations	—	—	—	27,868	—	27,868
Other comprehensive income (loss) from continuing operations	—	—	—	—	(669)	(669)
Balances, December 31, 2024	15,051	$151	$352,022	$30,972	$(1,516)	$381,629

See accompanying notes to the consolidated financial statements.

PARKER DRILLING COMPANY AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 1 - Summary of Significant Accounting Policies

Organization and Nature of Operations

Unless otherwise indicated, the terms “Company,” “Parker,” “Parker Wellbore,” “we,” “us,” “its” and “our” refer to Parker Drilling Company, incorporated in Delaware, together with its wholly-owned subsidiaries, and “Parker Drilling” refers solely to the parent, Parker Drilling Company. Parker Wellbore is an integrated service provider of complete wellbore services from drilling, to rental tools to well construction services. We have operated in over 60 countries since beginning operations in 1934, making us among the most geographically experienced drilling contractors and rental tools providers in the world.

Our business is comprised of two main business lines: (1) rental tools services and (2) drilling services.

Rental Tools Services Business

In our rental tools services business, we provide premium rental equipment and services to exploration & production companies, drilling contractors, and service companies on land and offshore in the U.S. and select international markets. Tools we provide include standard and heavy-weight drill pipe, all of which are available with standard or high-torque connections, tubing, drill collars, pressure control equipment, including blowout preventers, and more. We also provide well construction services, which includes tubular running services and downhole tool rentals, well intervention services, which includes whipstocks, fishing, and related services, as well as inspection and machine shop support. Rental tools are used during drilling and/or workover programs and are requested by the customer as needed, requiring us to keep a broad inventory of rental tools in stock. Rental tools are usually rented on a daily or monthly basis.

Drilling Services Business

In our drilling services business, we drill oil, natural gas, and geothermal wells for customers globally. We provide this service with both Company-owned rigs and customer-owned rigs. We refer to the provision of drilling services with customer-owned rigs as our operations and management (“O&M”) service in which our customers own their drilling rigs, but choose Parker to operate and manage the rigs for them. The nature and scope of activities involved in drilling a well is similar whether it is drilled with a Company-owned rig (as part of a traditional drilling contract) or a customer-owned rig (as part of an O&M contract). In addition, we provide project-related services, such as engineering, procurement, project management, commissioning of customer-owned drilling rig projects, operations execution, and quality and safety management. We have extensive experience and expertise in drilling geologically challenging wells and in managing the logistical and technological challenges of operating in remote, harsh, and ecologically sensitive areas.

Merger of Nabors and Parker Wellbore

On October 14, 2024, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Nabors Industries Ltd. (“Nabors”), Nabors SubA Corporation, a Delaware corporation and a wholly owned subsidiary of Nabors (“Merger Sub”), and Värde Partners, Inc., a Delaware corporation, solely in its capacity as the representative of the stockholders of the Company, pursuant to which, upon the terms and subject to the conditions set forth therein, Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving the merger as a subsidiary of Nabors and the separate existence of Merger Sub ceasing. Nabors will acquire all of Parker's issued and outstanding common shares in exchange for 4.8 million shares of Nabors common stock, subject to a share price collar, and assumption or repayment of the Company's outstanding indebtedness. The transaction also permits Parker to sell and retain the proceeds of Rig 77B, and provides for the payment by Nabors of specified transaction expenses of Parker’s, up to $34 million.

Basis of Presentation

The consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”) and are audited. In the opinion of the Company, these consolidated financial statements include all adjustments which, unless otherwise disclosed, are of a normal recurring nature, necessary for their fair presentation for the periods presented.

Consolidation

The consolidated financial statements include the accounts of the Company and subsidiaries in which we exercise control or have a controlling financial interest, including entities, if any, in which the Company is allocated a majority of the entity’s losses or returns, regardless of ownership percentage. If a subsidiary of Parker Drilling has a 50.0 percent or greater interest in an entity but Parker Drilling’s interest in the subsidiary or the entity does not meet the consolidation criteria described above, then that interest is accounted for under the equity method.

Discontinued Operations

A discontinued operation may include a component of an entity or a group of components of an entity, or a business or non-profit activity. A disposal of a component of an entity or a group of components of an entity is required to be reported in discontinued operations if the disposal represents a strategic shift that has (or will have) a major effect on an entity’s operations and financial results when any of the following occurs: (1) the component of an entity or group of components of an entity meets the criteria to be classified as held for sale; (2) the component of an entity or group of components of an entity is disposed of by sale; (3) the component of an entity or group of components of an entity is disposed of other than by sale (for example, by abandonment or in a distribution to owners in a spinoff).

Due to Russia’s ongoing military action in Ukraine, the Company has discontinued operations on the Sakhalin-1 project with our customer Exxon Neftegas Limited. In September 2022, the Company sold one of its entities in Russia and wrote off assets and liabilities of the Company’s remaining Russian entities. As a result of these actions and in consideration of the criteria for discontinued operations, the Company concluded that our operations in Russia met the classification requirements of discontinued operations. The results of operations in Russia, less applicable income tax expenses or benefits have been disclosed as discontinued operations and reported as a separate component in our statement of operations for current and all prior periods presented. All amounts included in the notes to the consolidated financial statements relate to continuing operations unless otherwise noted. In 2023, the remaining entities in Russia were fully closed resulting in an official exit from Russia. We incurred additional cost related to discontinued operations in 2023. We do not anticipate any material discontinued operation activity in 2024. See Note 2 - Discontinued operations.

Reclassifications

When applicable, certain reclassifications have been made to prior period amounts to conform to the current period presentation. These reclassifications did not materially affect our consolidated financial results.

Use of Estimates

The preparation of our consolidated financial statements in accordance with U.S. GAAP requires management to make estimates and assumptions that affect our reported amounts of assets and liabilities, our disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and our revenues and expenses during the periods reported. Estimates are typically used when accounting for certain significant items such as legal or contractual liability accruals, self-insured medical/dental plans, impairment, income taxes and valuation allowance, operating lease right-of-use assets, operating lease liabilities and other items requiring the use of estimates. Estimates are based on a number of variables, which may include third party valuations, historical experience, where applicable, and assumptions that we believe are reasonable under the circumstances. Due to the inherent uncertainty involved with estimates, actual results may differ from management estimates.

Cash, Cash Equivalents and Restricted Cash

For purposes of the consolidated balance sheets and the consolidated statements of cash flows, the Company considers cash equivalents to be highly liquid debt instruments that have a remaining maturity of three months or less at the date of purchase.

Dollars in Thousands	December 31, 2024	December 31, 2023
Cash and cash equivalents	$111,710	$74,673

There was no restricted cash balance as of December 31, 2024, and December 31, 2023.

Accounts Receivable and Allowance for Credit Losses

Accounts receivable represents unconditional right to the consideration, and typically do not bear interest. The allowance for credit losses is estimated for losses that may occur resulting from disputed amounts and the inability of our customers to pay amounts owed. We estimate the allowance based on historical write-off experience and information about specific customers. We review individually, for collectability, all balances over 90 days past due as well as balances due from any customer to which we have information leading us to believe that a risk exists for potential collection.

Account balances are charged off against the allowance when we believe it is probable the receivable will not be recovered. We do not have any off-balance-sheet credit exposure related to customers.

The components of our accounts receivable, net of allowance for credit losses balance are as follows:

Dollars in Thousands	December 31, 2024	December 31, 2023
Accounts receivable	$149,410	$161,107
Allowance for credit losses	(17,811)	(17,443)
Accounts receivable, net of allowance for credit losses	$131,599	$143,664

Rig Materials and Supplies

Because international drilling generally occurs in remote locations, making timely delivery of spare parts uncertain, a complement of parts and supplies is maintained either at the drilling site or in warehouses close to the operation. During periods of high rig utilization, these parts are generally consumed and replenished within a one-year period. During a period of lower rig utilization in a particular location, the parts, like the related idle rigs, are generally not transferred to other international locations until new contracts are obtained because of the significant transportation costs that would result from such transfers. We classify those parts which are not expected to be utilized in the following year as long-term assets. Additionally, our International rental tools business holds machine shop consumables and steel stock for manufacture in our machine shops and inspection and repair shops, which are classified as current assets. Rig materials and supplies are valued at the lower of cost or market value.

Property, Plant, and Equipment

Property, plant, and equipment is carried at cost. Maintenance and most repair costs are expensed as incurred. The cost of upgrades and replacements is capitalized. The Company capitalizes software developed or obtained for internal use. Accordingly, the cost of third-party software, as well as the cost of third-party and internal personnel that are directly involved in application development activities, are capitalized during the application development phase of new software systems projects. Costs during the preliminary project stage and post-implementation stage of new software systems projects, including data conversion and training costs, are expensed as incurred. We account for depreciation of property, plant, and equipment on the straight-line method over the estimated useful lives of the assets after provision for salvage value. Leasehold improvements are depreciated over the shorter of their estimated useful lives or the term of the lease. Depreciation, for tax purposes, utilizes several methods of accelerated depreciation. See Note 3 - Property, Plant, and Equipment.

Depreciable lives for different categories of property, plant, and equipment are as follows:

Computer, office equipment, and other	3 to 10 years
Land drilling equipment	3 to 20 years
Barge drilling equipment	3 to 20 years
Drill pipe, rental tools, and other	4 to 15 years
Buildings and improvements	5 to 30 years

Impairment

We evaluate the carrying amounts of long-lived assets for potential impairment when events occur or circumstances change that indicate the carrying values of such assets may not be recoverable. We evaluate recoverability by determining the undiscounted estimated future net cash flows for the respective asset groups identified. If the sum of the estimated undiscounted cash flows is less than the carrying value of the asset group, we measure the impairment as the amount by which the assets’ carrying value exceeds the fair value of such assets. Management considers a number of factors such as estimated future cash flows from the assets, appraisals, and current market value analysis in determining fair value. Assets are written down to fair value if the final estimate of current fair value is below the net carrying value. The assumptions used in the impairment evaluation are inherently uncertain and require management judgment. See Note 3 - Property, Plant, and Equipment.

Intangible Assets

Our intangible assets are related to customer relationships, trade names, and developed technology, which are classified as definite lived intangibles that are generally amortized over a weighted average period of approximately three to six years. We assess the recoverability of the unamortized balance of our intangible assets when indicators of impairment are present based on expected future profitability and undiscounted expected cash flows and their contribution to our overall operations. Should the review indicate that the carrying value is not fully recoverable, the excess of the carrying value over the fair value of the intangible assets would be recognized as an impairment loss. See Note 4 - Intangible Assets.

Capitalized Interest

Interest from external borrowings is capitalized on major projects until the assets are ready for their intended use. Capitalized interest is added to the cost of the underlying asset and is amortized over the useful lives of the assets in the same manner as the underlying assets. Capitalized interest costs reduce net interest expense in the consolidated statements of operations.

Assets Held for Sale

We classify an asset as held for sale when the facts and circumstances meet the criteria for such classification, including the following: (a) we have committed to a plan to sell the asset, (b) the asset is available for immediate sale, (c) we have initiated actions to complete the sale, including locating a buyer, (d) the sale is expected to be completed within one year, (e) the asset is being actively marketed at a price that is reasonable relative to its fair value, and (f) the plan to sell is unlikely to be subject to significant changes or termination.

Income Taxes

Income taxes are accounted for under the asset and liability method and have been provided for based upon tax laws and rates in effect in the countries in which operations are conducted and income or losses are generated. There is little or no expected relationship between the provision for or benefit from income taxes and income or loss before income taxes as the countries in which we operate have taxation regimes that vary not only with respect to nominal rate, but also in terms of the availability of deductions, credits, and other benefits. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which the temporary differences are expected to be recovered or settled and the effect of changes in tax rates is recognized in income in the period in which the change is enacted. Valuation allowances are established to reduce deferred tax assets when it is more likely than not that some portion or all of the deferred tax assets will not be realized. In order to determine the amount of deferred tax assets or liabilities, as well as the valuation allowances, we must make estimates and assumptions regarding future taxable income, where rigs will be deployed, and other matters. Changes in these estimates and assumptions, including changes in tax laws and other changes affecting our ability to recognize the underlying deferred tax assets, could require us to adjust the valuation allowances.

The Company recognizes the effect of income tax positions only if those positions are more likely than not to be sustained. Recognized income tax positions are measured at the largest amount that is greater than 50.0 percent likely of being realized and changes in recognition or measurement are reflected in the period in which the change in judgment occurs. See Note 9 - Income Taxes for further details.

Leases

As lessee, our leases are primarily operating leases. See Note 5 - Operating Leases.

As lessor, our leases are primarily operating leases which are included in revenue in our consolidated statement of operations. See Note 12 - Revenue.

Fair Value Measurements

See Note 8 - Fair Value of Measurements.

Foreign Currency

For certain subsidiaries and branches outside the U.S., the local currency is the functional currency. The financial statements of these subsidiaries and branches are translated into U.S. dollars as follows: (i) assets and liabilities at month-end exchange rates; (ii) income, expenses and cash flows at monthly average exchange rates or exchange rates in effect on the date of the transaction; and (iii) stockholders’ equity at historical exchange rates. For those subsidiaries where the local currency is the functional currency, the resulting translation adjustment is recorded as a component of accumulated other elements of comprehensive income (loss) in the accompanying consolidated balance sheets.

Legal and Investigative Matters

We accrue estimates of the probable and estimable costs for the resolution of certain legal and investigative matters. We do not accrue any amounts for other matters for which the liability is not probable and reasonably estimable. Generally, the estimate of probable costs related to these matters is developed in consultation with our legal advisors. The estimates take into consideration factors such as the complexity of the issues, litigation risks and settlement costs. If the actual settlement costs, final judgments, or fines, after appeals, differ from our estimates, our future financial results may be adversely affected.

Revenue Recognition

See Note 12 - Revenue.

Concentrations of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of trade receivables with a variety of national and international oil and natural gas companies. We generally do not require collateral on our trade receivables. We depend on a limited number of significant customers.

Our largest customer revenue constituted approximately 15.6 percent of our consolidated revenues for the year ended December 31, 2024. Excluding revenues from reimbursable costs (“reimbursable revenues”) of $4.9 million, our largest customer revenue constituted approximately 15.2 percent of our total consolidated revenues for the year ended December 31, 2024.

The following table includes our deposits in domestic banks in excess of federally insured limits and uninsured deposits in foreign banks:

Dollars in Thousands	December 31, 2024	December 31, 2023
Deposits in domestic banks in excess of federally insured limits	$76,672	$46,494
Uninsured deposits in foreign banks	$34,484	$29,716

Risks and Uncertainties

Industry and Market risk

As a service provider to the oil and natural gas industry, our revenue, profitability, and future growth are substantially dependent upon the prevailing and future prices for oil and natural gas, which are dependent upon numerous factors beyond our control such as economic, political, and regulatory developments; competition from other energy sources; and events that may impact supply of and demand for oil and natural gas. The energy markets historically have been volatile, and there can be no assurance of predictable oil and natural gas prices in the future. A substantial or extended decline in oil and natural gas prices could have a material adverse effect on our financial position, results of operations, and cash flows. Other risks and uncertainties that could affect us in the current environment include, but are not limited to, inflationary factors, supply chain constraints and disruptions, geopolitical risks, counterparty credit risk for our receivables, access to credit markets, and our ability to meet financial ratios and covenants in our financing agreements.

Risk related to the Merger

The Merger is currently expected to close in the first quarter of 2025; however, no assurance can be given as to when, or if, the Merger will occur. The Merger Agreement contains termination rights, subject to certain conditions, for each of the Company and Nabors, including, among others, if the merger is not consummated by on or before May 29, 2025. Upon termination of the Merger Agreement by Nabors under certain specified circumstances, the Company would be required to pay Nabors a termination fee of approximately $10,000,000. The above description of the Merger Agreement and the Merger, including certain referenced terms, is a summary of certain principal terms and conditions contained in the Merger Agreement.

Stock-Based Compensation

Under our long-term incentive plan, we are authorized to issue the following: stock options; stock appreciation rights; restricted stock; restricted stock units; performance-based awards; and other types of awards in cash or stock to key employees, consultants, and directors. We typically grant restricted stock units, time-based phantom stock units, performance cash units, and performance-based phantom stock units.

Stock-based compensation expense is recognized, net of an estimated forfeiture rate, which is based on historical experience and adjusted, if necessary, in subsequent periods based on actual forfeitures. We recognize stock-based compensation expense in the same financial statement line item as cash compensation paid to the respective employees. Tax deduction benefits for awards in excess of recognized compensation costs are reported as an operating cash flow. See Note 11 - Stock-Based Compensation.

Recent Accounting Pronouncements

Accounting standards recently adopted

In June 2016, the FASB issued ASU 2016-13, “Financial Instruments-Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments” (“ASU 2016-13”). This standard requires an impairment model (known as the current expected credit loss (“CECL”) model) that is based on expected losses rather than incurred losses. Under the new guidance, each reporting entity should estimate an allowance for expected credit losses, which is intended to result in more timely recognition of losses. This model replaces multiple existing impairment models in current. GAAP, which generally requires a loss to be incurred before it is recognized. The new standard applies to trade receivables arising from revenue transactions such as contract assets and accounts receivable. Under ASC 606, revenue is recognized when, among other criteria, it is probable that an entity will collect the consideration it is entitled to when goods or services are transferred to a customer. When trade receivables are recorded, they become subject to the CECL model and estimates of expected credit losses on trade receivables over their contractual life will be required to be recorded at inception based on historical information, current conditions, and reasonable and supportable forecasts. The standard is effective for the Company for annual reporting periods beginning after December 15, 2022. We adopted this standard effective January 1, 2023, and there was no material impact on our financial position, results of operations, and cash flow.

Accounting standards not yet adopted

In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740): Improvement to Income Tax Disclosures, to enhance the transparency and decision usefulness of income tax disclosures. This provides qualitative and quantitative updates to the rate reconciliation and income taxes paid disclosures, including consistent categories and greater disaggregation of information in the rate reconciliation and disaggregation by jurisdiction of income taxes paid. The new guidance is effective for fiscal years beginning after December 15, 2025. We are currently evaluating the impact of this accounting standard update on our financial statements and related disclosures.

We consider the applicability and impact of all ASUs. We assessed ASUs not listed above and determined that they either were not applicable or do not have a material impact on our financial statements.

Note 2 - Discontinued operations

For the year ended December 31, 2024, there were no material operating expenses from discontinued operations. For the year ended December 31, 2023, we recognized $0.6 million of operating expenses from discontinued operations, primarily related to legal expenses for an owned rig located in Russia.

Note 3 - Property, Plant, and Equipment

The components of our property, plant, and equipment balance are as follows:

Dollars in Thousands	December 31, 2024	December 31, 2023
Property, plant, and equipment, at cost:
Drilling equipment	$164,853	$164,087
Rental tools	395,942	344,652
Building, land and improvements	28,901	27,985
Other	36,850	32,462
Construction in progress	12,728	18,837
Total property, plant, and equipment, at cost	639,274	588,023
Accumulated depreciation	(333,402)	(283,870)
Property, plant, and equipment, net	$305,872	$304,153

The change in accrued capital expenditures were $14.3 million and $29.6 million for the years ended December 31, 2024, and December 31, 2023, respectively.

Depreciation expense related to property, plant, and equipment is presented below:

	Year Ended December 31,	Year Ended December 31,
Dollars in Thousands	2024	2023
Depreciation expense	$74,311	$66,227

Gain (loss) on disposition of assets, net

During the normal course of operations, we periodically sell equipment deemed excess, obsolete, or not currently required for operations. Net gains recorded on asset dispositions were $8.8 million and $2.0 million for the years ended December 31, 2024, and December 31, 2023, respectively. The net gains for years 2024 and 2023 primarily related to disposal of equipment deemed to be excess, obsolete, or not currently required for operations.

Note 4 - Intangible Assets

Intangible assets consist of the following:

		Balance at December 31, 2024
Dollars in Thousands	Estimated Useful Life(Years)	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Trade names	5	$1,500	$(1,500)	$—
Developed technology	6	200	(192)	8
Total amortized intangible assets		$1,700	$(1,692)	$8

		Balance at December 31, 2023
Dollars in Thousands	Estimated Useful Life(Years)	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Trade names	5	$1,500	$(1,425)	$75
Developed technology	6	200	(158)	42
Total amortized intangible assets		$1,700	$(1,583)	$117

Amortization expense related to intangible assets is presented below:

	Year Ended December 31,	Year Ended December 31,
Dollars in Thousands	2024	2023
Intangibles amortization expense	$108	$333

Our remaining intangibles amortization expense for the next year is presented below:

Dollars in Thousands	Expected future intangible amortization expense
2025	$8

Note 5 - Operating Leases

As lessee, our leasing activities primarily consist of operating leases for administrative offices, warehouses, oilfield services equipment, office equipment, and other items. Our leases have remaining lease terms of 1 year to 11 years, some of which include options to extend the leases for up to 20 years, and some of which include options to terminate the leases within 1 year.

We determine whether a contract is or contains a lease at its inception. Topic 842 requires lessees to recognize operating lease right-of-use assets and operating lease liabilities on the balance sheet. An operating lease right-of-use asset represents our right to use an underlying asset for the lease term and operating lease liability represents our obligation to make lease payments arising from the lease. An operating lease right-of-use asset and an operating lease liability are recognized at the commencement date based on the present value of lease payments over the lease term. As most of our leases do not provide an implicit rate, we use our incremental borrowing rate based on the information available at the commencement date in determining the present value of lease payments. The operating lease right-of-use assets also include any lease payments made and include lease incentives. Our lease terms may include options to extend or terminate the lease when it is reasonably certain that we will exercise those options.

Supplemental lease information related to our operating leases is presented below:

Dollars in Thousands	December 31, 2024	December 31, 2023
Operating lease right-of-use assets (1)	$33,947	$22,396

Operating lease liabilities - current (2)	6,615	6,265
Operating lease liabilities - noncurrent (3)	32,666	21,888
Total operating lease liabilities	$39,281	$28,153

Weighted average remaining lease term (in years)	6	7
Weighted average discount rate	9.4%	10.1%

(1)	This amount is included in other non-current assets in our consolidated balance sheet.

(2)	This amount is included in accrued liabilities in our consolidated balance sheet.

(3)	This amount is included in other long-term liabilities in our consolidated balance sheet.

Supplemental cash flow information related to leases are as follow:

	Year Ended December 31,	Year Ended December 31,
Dollars in Thousands	2024	2023
Cash paid for amounts included in the measurement of operating lease liabilities	$10,597	$10,249
Operating lease right-of-use assets obtained in exchange for lease obligations	$7,378	$4,154

Maturities of operating lease liabilities as of December 31, 2024, were as follows:

Dollars in Thousands	Operating Leases
2025	$9,415
2026	7,929
2027	7,436
2028	6,399
2029	5,609
Beyond 2029	16,673
Total undiscounted lease liability	53,461
Imputed interest	(14,180)
Total operating lease liabilities	$39,281

Lease expense for lease payments is recognized on a straight-line basis over the lease term. Expenses for operating leases are presented below:

	Year Ended December 31,	Year Ended December 31,
Dollars in Thousands	2024	2023
Operating lease expense	$11,286	$11,069
Short-term lease expense	1,471	1,989
Variable lease expense	11,832	9,778
Total lease expense	$24,589	$22,836

As of December 31, 2024, we had no additional operating leases that have not yet commenced, and not been considered.

Note 6 - Supplementary Accrued Liabilities Information

The significant components of accrued liabilities on our consolidated balance sheets as of December 31, 2024, and December 31, 2023 are presented below:

Dollars in Thousands	December 31, 2024	December 31, 2023
Accrued payroll & related benefits	$25,656	$33,209
Accrued professional fees & other	19,854	22,785
Operating lease liabilities - current	6,615	6,265
Accrued interest expense	5,906	5,939
Deferred mobilization fees	2,624	6,436
Workers’ compensation liabilities, net	1,560	1,285
Total accrued liabilities	$62,215	$75,919

Note 7 - Debt

The following table illustrates the Company’s debt portfolio as of December 31, 2024, and December 31, 2023:

Dollars in Thousands	December 31, 2024	December 31, 2023
Term loan, net	$176,803	$176,590

Credit Facility

On March 26, 2019, pursuant to the terms of the Amended Joint Chapter 11 Plan of Reorganization (the “Plan”), we and certain of our subsidiaries, entered into a credit agreement with the lenders party thereto (the “Credit Facility Lenders”), Bank of America, N.A., as administrative agent and Bank of America, N.A. and Deutsche Bank Securities Inc. as joint lead arrangers and joint bookrunners, providing for a revolving credit facility (as amended and restated by the Amended and Restated Credit Agreement (as defined below) and the First Amendment to the Amended and Restated Credit Agreement (as defined below), the “Credit Facility”) with initial aggregate commitments in the amount of $50.0 million, guaranteed by certain of our subsidiaries. Availability under the Credit Facility is subject to a monthly borrowing base calculation and the Credit Facility provides for a $30.0 million sublimit of the aggregate commitments that is available for the issuance of letters of credit. We are required to pay customary letter of credit and fronting fees under the Credit Facility.

The Credit Facility also contains customary affirmative and negative covenants, including, among other things, as to compliance with laws (including environmental laws and anti-corruption laws), delivery of quarterly and annual consolidated financial statements and monthly borrowing base certificates, conduct of business, maintenance of property, maintenance of insurance, restrictions on the incurrence of liens, indebtedness, asset dispositions, fundamental changes, and restricted payments. Additionally, the Credit Facility contains customary events of default and remedies for credit facilities of this nature. If we do not comply with the financial and other covenants in the Credit Facility, the Credit Facility Lenders may, subject to customary cure rights, require immediate payment of all amounts outstanding under the Credit Facility, and any outstanding unfunded commitments may be terminated.

On October 8, 2019, we entered into an amended and restated credit agreement (the “Amended and Restated Credit Agreement”). As a result of the Amended and Restated Credit Agreement:

(1)	the Credit Facility matures on October 8, 2024, subject to certain restrictions, including the refinancing of the Company’s Term Loan Agreement (as defined below);

(2)	our annual borrowing costs under the Credit Facility were lowered by reducing:

•	the interest rate to (a) LIBOR plus a range of 1.75 percent to 2.25 percent (based on availability) or (b) a base rate plus a range of 0.75 percent to 1.25 percent (based on availability), and

•	the unused commitment fee to a range of 0.25 percent to 0.375 percent (based on utilization);

(3)	a $25 million liquidity covenant was replaced with a minimum fixed charge coverage ratio requirement of 1.0x when excess availability is less than the greater of:

•	20.0 percent of the lesser of commitments and the borrowing base, and

•	$10.0 million;

(4)	an additional borrower was allowed to be included in the borrowing base upon completion of a field examination;

(5)	the calculation of the borrowing base was revised by, among other things, excluding eligible domestic rental equipment and including 90 percent of investment grade eligible domestic accounts receivable;

(6)	the Company was allowed to grant a second priority lien on non-working capital assets in the event of a refinancing of the Term Loan Agreement (as defined below);

(7)	the amount allowed for an increase to the aggregate commitments was reduced from $75.0 million to $50.0 million; and

(8)	we were permitted to make a voluntary prepayment of $35.0 million on our Term Loan on September 20, 2019, without such prepayment being included in the calculation of our fixed charge coverage ratio.

On March 26, 2021, we executed the First Amendment to the Amended and Restated Credit Agreement (the “Amendment”) which modified the credit facility. As a result of the Amendment:

(1)	aggregate commitments were lowered to $40 million, representing 80 percent of commitments under the Amended and Restated Credit Agreement;

(2)	certain other thresholds, such as the availability threshold triggering a cash dominion trigger period and the letter of credit sublimit, were similarly amended to 80 percent of amounts or $8 million and $24 million, respectively under the Amended and Restated Credit Agreement;

(3)	our annual borrowing costs under the Credit Facility were raised by increasing the interest rate to:

•	LIBOR (with a 0.50 percent floor) plus a range of 2.75 percent to 3.25 percent (based on availability), or

•	a base rate plus a range of 1.75 percent to 2.25 percent (based on availability);

(4)	the calculation of the borrowing base was revised by including eligible domestic rental equipment at the lower of:

•	90 percent of net book value,

•	40 percent of net equipment orderly liquidation value (subject to bi-annual appraisal),

•	$10 million, and

•	25% of the total borrowing base exclusive of cash collateral;

(5)	a clause was added to the letter of credit sublimit allowing the administrative agent, in its sole discretion, to increase the letter of credit sublimit.

On March 30, 2023, we executed the Second Amendment to the Amended and Restated Credit Agreement (the “Second Amendment”) to effectuate a transition from the London interbank offered rate (“LIBOR”) to SOFR (“Secured Overnight Financing Rate”) as administered by the Federal Reserve Bank of New York. We do not expect this transition to materially affect our borrowing costs or the costs to maintain the facility.

On September 9, 2024, we executed the Third Amendment to the Amended and Restated Credit Agreement (the “Third Amendment”). As a result of the Amendment:

(1) the Credit Facility matures on September 9, 2029 subject to certain restrictions, including the refinancing of the Company’s Term Loan Agreement;

(2) our annual borrowing costs under the Credit Facility using SOFR interest and base rate loans are:

•	SOFR plus a range of 2.00 percent to 2.5 percent (based on availability), or

•	a base rate plus a range of 1.00 percent to 1.5 percent (based on availability).

As of December 31, 2024, there are no amounts outstanding under the Credit Facility. The borrowing base availability under the Credit Facility was $24.1 million, after reducing total availability of $40.0 million by $15.9 million supporting letters of credit outstanding. As of December 31, 2024, debt issuance costs of $0.1 million ($0.1 million, net of amortization) are being amortized over the term of the Credit Facility on a straight-line basis.

As of December 31, 2024, we were in compliance with all financial covenants under the Credit Facility.

Term Loan

On March 26, 2019, pursuant to the terms of the Plan, we and certain of our subsidiaries entered into a second lien term loan credit agreement (the “Term Loan Agreement”) with the lenders party thereto (the “Term Loan Lenders”) and UMB Bank, N.A., as administrative agent, providing for term loans (the “Term Loan”) in the amount of $210.0 million, guaranteed by certain of our subsidiaries. A portion of the Term Loan matured on March 26, 2024, and a portion matures on September 26, 2025. The Term Loan Lenders include clients, funds, and/or accounts of or advised by certain current equity holders of the Company.

The Term Loan bears interest at a rate of 13.0 percent per annum, payable quarterly on the first day of each January, April, July, and October, beginning July 1, 2019. With respect to the portion of the Term Loan that matured March 26, 2024, 11.0 percent interest was paid in cash and 2.0 percent was paid in kind and capitalized by adding such amount to the outstanding principal. With respect to the portion of the Term Loan maturing September 26, 2025, the full 13.0 percent interest is paid in cash.

We may voluntarily prepay all or a part of the Term Loan, and under certain conditions we are required to prepay all or a part of the Term Loan, in each case, at a premium: (1) on or prior to 6 months after the closing date, of 0 percent; (2) from 6 months and on or prior to two years after the closing date, of 6.50 percent; (3) from two years and on or prior to three years after the closing date, of 3.25 percent; and (4) from three years after the closing date and thereafter, of 0 percent.

On September 20, 2019, we made a voluntary prepayment on the Term Loan of $35.0 million in principal, plus $1.0 million in interest associated with the principal payment. Since the prepayment occurred within the first six months from the closing date, no premium was applicable on the prepayment. Because we are beyond three years after the closing date, any future prepayments may be made with no premium.

On January 13, 2023, we and certain of our subsidiaries, certain accepting lenders party to the Term Loan Agreement, and UMB Bank, N.A. as administrative agent, executed the second amendment and limited waiver to the Term Loan Agreement (“Second Amendment to Term Loan Agreement”). In the Second Amendment to Term Loan Agreement, the Company offered a 2 percent amendment fee in exchange for extending the maturity of the Term Loan Agreement from March 26, 2024 to September 26, 2025. The total debt balance as of January 13, 2023 was $189.1 million. Approximately 94.2 percent of the lenders party to the Term Loan Agreement, representing $178.1 million, accepted the terms of the Second Amendment to Term Loan Agreement. The remaining 5.8 percent of the debt held by lenders party to the Term Loan Agreement that did not accept the terms of the Second Amendment to the Term Loan Agreement, representing $11.0 million, was due March 26, 2024. As of December 31, 2024, debt issuance costs of $3.7 million ($1.0 million, net of amortization) are being amortized over the term of the Term Loan on a straight-line basis.

On December 15, 2023, we made a voluntary prepayment of $10.5 million on the Term Loan portion due March 26, 2024, plus $0.2 million in interest associated with the principal payment. Since the payment occurred beyond three years after the closing date, no premium was applicable on the prepayment.

As of December 31, 2024, the Term Loan balance of $176.8 million, due September 26, 2025, is included in the current portion of the Term loan, net in our consolidated balance sheet and is expected to be refinanced. The current portion of the Term Loan also includes amounts attributed to lender claimants of $0.6 million, matured March 26, 2024 and remained unclaimed at maturity. In accordance with the terms of the Term Loan, the unclaimed loans were deemed paid in full and the liability extinguished. The cumulative interest paid to the lender claimant reserve from origination of the Term Loan of $0.5 million was distributed in partial settlement of the Term Loan principal pursuant to the terms of the Term Loan.

The Term Loan is subject to mandatory prepayments and customary reinvestment rights. The mandatory prepayments include prepayment requirements with respect to a change of control, asset sales and debt issuances, in each case subject to certain exceptions or conditions. The Term Loan Agreement also contains customary affirmative and negative covenants, including as to compliance with laws (including environmental laws and anti-corruption laws), delivery of quarterly and annual financial statements, conduct of business, maintenance of property, maintenance of insurance, restrictions on the incurrence of liens, indebtedness, asset dispositions, fundamental change, and restricted payments. Additionally, the Term Loan Agreement contains customary events of default and remedies for facilities of this nature. If we do not comply with the covenants in the Term Loan Agreement, the Term Loan Lenders may, subject to customary cure rights, require immediate payment of all amounts outstanding under the Term Loan Agreement. As of December 31, 2024, we were in compliance with all the financial covenants under the Term Loan Agreement.

Supplemental cash flow information related to interest paid is as follow:

	Year Ended December 31,	Year Ended December 31,
Dollars in Thousands	2024	2023
Interest paid	$23,577	$23,897

Note 8 - Fair Value of Measurements

Certain of our assets and liabilities are required to be measured at fair value on a recurring basis. For purposes of recording fair value adjustments for certain financial and non-financial assets and liabilities, and determining fair value disclosures, we estimate fair value at a price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants in the principal market for the asset or liability.

The fair value measurement and disclosure requirements of FASB ASC Topic No. 820, Fair Value Measurement and Disclosures requires inputs that we categorize using a three-level hierarchy, from highest to lowest level of observable inputs, as follows:

•	Level 1 — Unadjusted quoted prices for identical assets or liabilities in active markets;

•	Level 2 — Direct or indirect observable inputs, including quoted prices or other market data, for similar assets or liabilities in active markets or identical assets or liabilities in less active markets; and

•	Level 3 — Unobservable inputs that require significant judgment for which there is little or no market data.

When multiple input levels are required for a valuation, we categorize the entire fair value measurement according to the lowest level of input that is significant to the entire measurement even though we may also have utilized significant inputs that are more readily observable. The amounts reported in our consolidated balance sheets for cash and cash equivalents, accounts receivable, and accounts payable approximate fair value.

Fair value of our Term Loan is determined using Level 2 inputs. The Level 2 fair value was determined using a market approach by comparing secured debt of other companies in our industry that have a similar credit rating and debt amount. Fair value of our Term Loan was determined using Level 2 inputs.

Market conditions could cause an instrument to be reclassified from Level 1 to Level 2, or Level 2 to Level 3. There were no transfers between levels of the fair value hierarchy or any changes in the valuation techniques used during the year ended December 31, 2024.

Note 9 - Income Taxes

Income (loss) before income taxes is summarized below:

	Year Ended December 31,	Year Ended December 31,
Dollars in Thousands	2024	2023
United States	$78,073	$67,491
Foreign	(14,830)	(10,399)
Income (loss) before income taxes	$63,243	$57,092

Income tax expense

Income tax expense (benefit) is summarized as follows:

	Year Ended December 31,	Year Ended December 31,
Dollars in Thousands	2024	2023
Federal	$866	$(332)
State	867	786
Foreign	5,739	8,171
Total current tax expense	7,472	8,625
Federal	25,375	(48,910)
State	1,731	(15,388)
Foreign	797	(3,552)
Total deferred tax expense (benefit)	27,903	(67,850)
Total income tax expense (benefit)	$35,375	$(59,225)

Effective tax rate	55.9%	(103.7)%

Effective tax rate

The Company’s effective tax rate differs from the amount that would be computed by applying the U.S. federal income tax rate of 21% to pre-tax income as a result of the following:

	Year Ended December 31,		Year Ended December 31,
	2024		2023
Dollars in Thousands	Amount	% of Pre- Tax Income	Amount	% of Pre- Tax Income
Income tax expense (benefit) at U.S. statutory rate	$13,281	21.0%	$11,990	21.0%
Foreign taxes	3,189	5.0%	5,649	9.9%
Tax effect different from statutory rates	58	0.1%	1,245	2.2%
State taxes, net of federal benefit	2,559	4.1%	1,930	3.4%
Change in valuation allowance	(14,657)	(23.2)%	(78,014)	(136.6)%
Permanent differences	711	1.1%	869	1.5%
Prior year adjustments	—	—%	(2,894)	(5.1)%
Benefits related to amended returns for foreign tax credits	(11,213)	(17.7)%	—	—%
Write-off of deferred tax assets	41,441	65.5%	—	—%
Other	6	—%	—	—%
Income tax expense	$35,375	55.9%	$(59,225)	(103.7)%

Supplemental cash flow information related to income taxes paid (net of refunds) are as follow:

	Year Ended December 31,	Year Ended December 31,
Dollars in Thousands	2024	2023
Income taxes paid (net of refunds)	$9,260	$5,750

Deferred tax assets and deferred tax liabilities consisted of:

	Year Ended December 31,	Year Ended December 31,
Dollars in Thousands	2024	2023
Federal net operating loss (“NOL”) carryforwards	$26,947	$53,121
State NOL carryforwards	11,723	14,089
Foreign NOL carryforwards	53,618	55,904
Excess interest	10,194	9,546
Other state deferred tax asset, net	2,178	1,542
Foreign tax credits	6,875	46
Intangibles	251	264
Capital loss	—	15,500
Foreign tax	11,156	12,146
Accruals not currently deductible for tax purposes	5,935	4,734
Deferred compensation	3,423	3,049
Other	416	—
Total deferred tax assets	132,716	169,941
Valuation allowance	(74,443)	(87,167)
Total deferred tax assets, net of valuation allowance	58,273	82,774
Property, plant, and equipment	(12,830)	(9,351)
Foreign taxes	(293)	(340)
Other	—	(30)
Total deferred tax liabilities	(13,123)	(9,721)
Net deferred tax asset (liability)	$45,150	$73,053

As part of the process of preparing the consolidated financial statements, the Company is required to determine its provision for income taxes. This process involves measuring temporary and permanent differences resulting from differing treatment of items for tax and accounting purposes. These differences and the NOL and tax credit carryforwards result in deferred tax assets and liabilities. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that all or a portion of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income of appropriate character in each taxing jurisdiction during the periods in which those temporary differences become deductible. Management considers the weight of available evidence, both positive and negative, including the scheduled reversal of deferred tax liabilities (including the impact of available carryback and carryforward periods), projected future taxable income, and tax planning strategies in making this assessment. To the extent the Company believes that it does not meet the test that recovery is more likely than not, it establishes a valuation allowance. To the extent that the Company establishes a valuation allowance or changes this allowance in a period, it adjusts the tax provision or tax benefit in the consolidated statement of operations. We use our judgment in determining provisions or benefits for income taxes, and any valuation allowance recorded against previously established deferred tax assets. We have measured the value of our deferred tax assets for the year ended December 31, 2024, based on the cumulative weight of positive and negative evidence that exists as of the date of the consolidated financial statements. Should the cumulative weight of all available positive and negative evidence change in the forecast period, the expectation of realization of deferred tax assets existing as of December 31, 2024, and prospectively may change.

The federal NOL balance at December 31, 2024, is $26.9 million, which begins to expire in 2035. The state NOL balance at December 31, 2024 is $11.7 million, which begins to expire in 2025. The foreign NOL balance is $53.6 million, which begins to expire in 2025.

Our valuation allowance decreased $14.7 million and $78.0 million for the years ended December 31, 2024, and December 31, 2023. The decrease in 2024 was related to the movement in certain foreign deferred tax assets, the expiration of the US capital loss carryforward, and the recording of a valuation allowance placed against certain foreign tax credit carryforwards. The decrease in 2023 is related to the release of the valuation allowance in Hungary and against the US Federal and state net deferred tax assets in the historical filing group with the exception of certain US tax attributes for capital loss carryforwards and disallowed interest expense carryforwards. This is periodically reassessed and could change in the future.

As of December 31, 2024, the Company has permanently reinvested accumulated undistributed earnings of foreign subsidiaries and, therefore, has not recorded a deferred tax liability related to subject earnings. Upon distribution of additional earnings in the form of dividends or otherwise, we could be subject to income taxes and withholding taxes. It is not practicable to determine precisely the amount of taxes that may be payable on the eventual remittance of these earnings due to many factors, including application of foreign tax credits, levels of accumulated earnings and profits at the time of remittance, and the sources of earnings remitted. The Company generally does not provide for taxes related to its undistributed earnings because such earnings either would not be taxable when remitted or they are considered to be indefinitely reinvested. Taxes that would be incurred if the undistributed earnings of other subsidiaries were distributed to their ultimate parent company would not be material.

Uncertain tax positions

A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows:

Dollars in Thousands	Unrecognized tax benefits
Balance at January 1, 2024	$(1,881)
Additions based on tax positions taken during the current period	(410)
Reductions based on tax positions taken during a prior period	163
Reductions related to a lapse of applicable statute of limitations	787
Balance at December 31, 2024	$(1,341)

In many cases, our uncertain tax positions are related to tax years that remain subject to examination by tax authorities. The following describes the open tax years, by major tax jurisdiction, as of December 31, 2024:

Canada	2020-present
Kazakhstan	2021-present
Mexico	2019-present
United States — Federal	2021-present
United Kingdom	2022-present

We apply the accounting guidance related to accounting for uncertainty in income taxes. This guidance prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. Our liability for unrecognized tax benefits is primarily related to foreign operations, (all of which, if recognized, would favorably impact our effective tax rate). Unrecognized tax benefits and accrued interest and penalties related to uncertain tax positions was as follows:

Dollars in Thousands	December 31, 2024	December 31, 2023
Liability for unrecognized tax benefits	$1,341	$1,881

Note 10 - Commitments and Contingencies

Self-Insurance

We are self-insured for certain losses relating to workers’ compensation, employers’ liability, U.S. auto liability, general liability (for onshore liability), protection and indemnity (for offshore liability) and property damage. Our exposure (that is, the retention or deductible) per occurrence is $0.3 million for worker’s compensation and employer’s liability, $0.1 million for U.S. auto liability, and $0.5 million for general liability, protection and indemnity and maritime employers’ liability (Jones Act). There is no annual aggregate deductible for protection and indemnity and maritime employers’ liability claims. We also assume retention for foreign casualty exposures of $0.3 million for workers’ compensation and, employers’ liability, and $1.0 million for general liability losses. We do not have any deductible for foreign auto liability claims. For all primary insurances mentioned above, the Company has excess coverage for those claims that exceed the retention and annual aggregate deductible. We maintain actuarially-determined accruals in our consolidated balance sheets to cover the self-insurance retentions.

We have self-insured retentions for certain other losses relating to rig, equipment, property, business interruption and political, war, and terrorism risks which vary according to the type of rig and line of coverage. Political risk insurance is procured for international operations. However, this coverage may not adequately protect us against liability from all potential consequences.

Our gross self-insurance accruals for workers’ compensation, employers’ liability, general liability, protection and indemnity and maritime employers’ liability and the related insurance recoveries/receivables were as follows:

Dollars in Thousands	December 31, 2024	December 31, 2023
Gross self-insurance accruals	$2,651	$4,760
Insurance recoveries/receivables	$376	$2,725

Other Commitments

We have entered into employment agreements with certain members of management with automatic one year renewal periods at expiration dates. The agreements provide for, among other things, compensation, benefits and severance payments. The employment agreements also provide for lump sum compensation and benefits in the event of termination within two years following a change in control of the Company.

Contingencies

We are a party to various lawsuits and claims arising out of the ordinary course of business. We estimate the range of our liability related to pending litigation when we believe the amount or range of loss can be estimated. We record our best estimate of a loss when the loss is considered probable. When a liability is probable and there is a range of estimated loss with no best estimate in the range, we record the minimum estimated liability related to the lawsuits or claims. As additional information becomes available, we assess the potential liability related to our pending litigation and claims and revise our estimates. Due to uncertainties related to the resolution of lawsuits and claims, the ultimate outcome may differ significantly from our estimates. In the opinion of management and based on liability accruals provided, our ultimate exposure with respect to these pending lawsuits and claims is not expected to have a material adverse effect on our consolidated balance sheets or consolidated statements of cash flows, although they could have a material adverse effect on our consolidated statements of operations for a particular reporting period.

Note 11 - Stock-Based Compensation

Stock Plan

Stock-based compensation awards were granted to employees under the Company’s 2019 Long-Term Incentive Plan as of March 26, 2019 (the “Stock Plan”). The Stock Plan authorizes the compensation committee or the board of directors to issue stock options, stock appreciation rights, restricted stock, restricted stock units, performance-based awards, and other types of awards in cash or stock to key employees, consultants, and directors. The maximum number of shares of Common Stock that may be delivered pursuant to the awards granted was 1,487,905. As of December 31, 2024, there were 175,793 shares remaining under the Stock Plan.

Stock-Based Awards

Stock-based awards generally vest over three years. Stock-based compensation expense is recognized net of an estimated forfeiture rate, which is based on historical experience and adjusted, if necessary, in subsequent periods based on actual forfeitures. Stock-based compensation expense and cash compensation paid to the respective employees is included in our consolidated statements of operations in general and administrative expense.

1.	Restricted stock units are service-based awards and entitle a grantee to receive a share of common stock on a specified vesting date. The grant-date fair market value of unvested units is determined based on either the closing trading price of the Company’s shares or third party valuation considering both an income approach and market approach on the grant date. These awards vest when earned at the end of the service or performance period which is generally 1 to 3 years. These awards are expensed ratably over the applicable vesting period and are settled in shares of our common stock upon vesting or deferred settlement. These awards are considered equity awards.

2.	Time-based phantom stock units are service-based awards and represent the equivalent of one share of common stock as of the grant date. The value of these awards is based on the common stock price or third party valuation. These awards vest when earned at the end of the service period which is generally 1 to 3 years. These awards are expensed ratably over the applicable vesting period and are settled in cash upon vesting or deferred settlement. These awards are classified as liability awards.

3.	Performance cash units are performance-based awards that contain vesting conditions, which are based on grantee’s continued employment on the applicable vesting date and the achievement of the individual performance criteria. Each unit has a nominal value of $100.0 These awards vest to the extent earned at the end of a three-year graded service period. These awards are expensed ratably over the applicable performance period and are settled in cash upon vesting. These awards are classified as liability awards.

4.	Performance stock units are performance-based awards vest upon the consummation of a change in control and provided, the internal rate of return, at any point from the grant date, is at least 10% at the time of the change in control. The grant-date fair market value of unvested units is determined based on the third party valuation considering both an income and market approach on the grant date. Grantees are entitled to receive a share of common stock or cash depending on considerations received by stockholders of the Company in connection with the change in control. The number of units distributed to grantees is determined by Company’s fair market value at vesting date. Units earned range from 0% to 100% based on performance achievement. These awards are classified as equity awards.

5.	Stock options are service-based awards and entitle a grantee the right to buy a share of common stock at a fixed price on a specified vesting date. The grant-date fair value of unvested units is determined using the Black-Scholes option pricing model. These awards vest to the extent earned at the end of a three-year graded service period and expire 10 years from the grant date. These awards are expensed ratably over the applicable vesting period and are settled in shares of our common stock upon exercise. These awards are considered equity awards.

Restricted Stock Units

The following table presents restricted stock units activity:

	Restricted Stock Units	Weighted Average Grant-Date Fair Value
Unvested at January 1, 2024	3,398	$28.32
Granted	62,048	$20.74
Vested	(49,504)	$20.74
Unvested at December 31, 2024	15,942	$22.37

The following table presents total expense recognized and value of the units vested:

	Year Ended December 31,	Year Ended December 31,
Dollars in Thousands	2024	2023
Total expense (gain)	$1,307	$763
Total value of the units vested	$1,295	$1,783

Total unrecognized compensation cost related to unamortized units was $0.2 million as of December 31, 2024. The remaining unrecognized compensation cost related to non-vested units will be amortized over a weighted-average vesting period of approximately 7 months.

Time-based Phantom Stock Units

The following table presents time-based phantom stock units activity:

Time-based Phantom Stock Units
Unvested at January 1, 2024	5,000
Granted	7,244
Vested	(4,998)
Unvested at December 31, 2024	7,246

The following table presents total expense recognized:

	Year Ended December 31,	Year Ended December 31,
Dollars in Thousands	2024	2023
Total expense (gain)	$126	$90

Performance Cash Units

The following table presents performance cash units activity:

Performance Cash Units
Unvested at January 1, 2024	13,616
Granted	8,478
Vested	(5,603)
Unvested at December 31, 2024	16,491

The following table presents total expense recognized:

	Year Ended December 31,	Year Ended December 31,
Dollars in Thousands	2024	2023
Total expense (gain)	$848	$570

Performance Stock Units

The following table presents performance-based stock units activity:

	Performance Stock Units	Weighted Average Grant-Date Fair Value
Unvested at January 1, 2024	471,886	$12.42
Granted	56,000	$20.00
Forfeited	(23,971)	$12.00
Unvested at December 31, 2024	503,915	$13.28

There was no expense recognized for performance stock units for the year ended December 31, 2024, and December 31, 2023.

Stock Options

The value of stock option awards is determined using the Black-Scholes option pricing model with following assumptions:

Risk-free interest rate (U.S. Treasury yield curve)	2.2%
Expected dividend yield	—%
Expected volatility	51.5%
Expected term (in years)	6

The following table presents stock options activity:

	Stock Options	Weighted Average Grant-Date Fair Value	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (in years)	Aggregate Intrinsic Value (1)
Outstanding at January 1, 2024	276,184	$10.55	$23.00	4.3	$—
Forfeited	(111,647)	11.65	23.00	4.2	—
Outstanding at December 31, 2024	164,537	$9.80	$23.00	4.4	$—

Exercisable at December 31, 2024	164,537	$9.80	$23.00	4.4	$—

(1)	Aggregate intrinsic value is calculated as the difference between our closing stock price at fiscal year-end and the exercise price, multiplied by the number of in-the-money options and represents the pre-tax amount that would have been received by the option holders, had they all exercised their options on the fiscal year-end date.

The following tables presents total expense recognized and value of the units vested:

	Year Ended December 31,	Year Ended December 31,
Dollars in Thousands	2024	2023
Total expense (gain)	$(1,301)	$—

There was no unamortized units as of December 31, 2024.

Note 12 - Revenue

The Company’s revenues by type is presented below:

	Year Ended December 31,	Year Ended December 31,
Dollars in Thousands	2024	2023
Lease revenue	$298,206	$300,728
Service revenue	299,840	286,259
Total revenues	$598,046	$586,987

Lease Revenue

For a lessor, lease revenue recognition begins at the commencement of the lease date, which is defined as the date on which a lessor makes an underlying asset available for use by the lessee. Any pre-commencement payments (e.g. mobilization) are deferred. Subsequently, any lease payments (i.e. related to any fixed consideration received) are recorded as receivables when due and payable by the lessee. All of our lease revenue is from variable lease payments. Variable lease payments are recognized as income in profit or loss as the variability is resolved (i.e. as performance or use of the asset occurs).

Our lease revenue comes from rental tools services business and drilling services business as described below.

Rental Tools Services Business

Dayrate Revenues

Our rental tools services contracts, which include leases of premium rental tools, generally provide for payment on a dayrate basis depending on the rate for the tool defined in the contract.

Such dayrate consideration is allocated to the distinct daily increment to which it relates within the contract term, and therefore, is recognized in line with the contractual rate billed for the services provided for any given day.

Drilling Services Business

Dayrate Revenues

Our drilling services contracts, which include leases of our owned rig “dry leases”, generally provide for payment on a dayrate basis, with higher rates for periods when the drilling unit is operating and lower rates or zero rates for periods when drilling operations are interrupted or restricted. The dayrate invoices billed to the customer are typically determined based on the varying rates applicable to the specific activities performed on an hourly basis.

Such dayrate consideration is allocated to the distinct hourly increment to which it relates within the contract term, and therefore, is recognized in line with the contractual rate billed for the services provided for any given hour.

Mobilization Revenues

We may receive fees (on either a fixed lump-sum or variable dayrate basis) for the mobilization of our rigs.

These activities are not considered to be distinct within the context of the contract and therefore, the associated revenues are allocated to the overall performance obligation and typically recognized ratably over the initial term of the related drilling contract. We record a contract liability for mobilization fees received, which is typically amortized ratably to revenue as services are rendered over the initial term of the related drilling contract. The amortized amount is adjusted accordingly if the term of the initial contract is extended.

Service Revenue

Our rental tools and drilling services provided under each contract is a single performance obligation satisfied over time and comprised of a series of distinct time increments, or service periods. Total revenue is determined for each individual contract by estimating both fixed and variable consideration expected to be earned over the contract term. Fixed consideration generally relates to activities that are not distinct within the context of our contracts and is recognized on a straight-line basis over the contract term. Variable consideration generally relates to distinct service periods during the contract term and is recognized in the period when the services are performed. Our contract terms generally range from 2 to 60 months.

The amount estimated for variable consideration may be constrained (reduced) and is only recognized as revenue to the extent that it is probable that a significant reversal of previously recognized revenue will not occur during the contract term. When determining if variable consideration should be constrained, management considers whether there are factors outside the Company’s control that could result in a significant reversal of revenue as well as the likelihood and magnitude of a potential reversal of revenue. These estimates are re-assessed each reporting period as required. Accounts receivable are recognized when the right to consideration becomes unconditional based upon contractual billing schedules. Payment terms on invoiced amounts are typically 30 days.

Rental Tools Services Business

Dayrate Revenues

Our rental tools services contracts, which includes providing premium rental tools and well services, generally provide for payment on a dayrate basis depending on the rate for the tool defined in the contract.

Such dayrate consideration is allocated to the distinct daily increment to which it relates within the contract term, and therefore, recognized in line with the contractual rate billed for the services provided for any given day.

Drilling Services Business

Dayrate Revenues

Our drilling services contracts, which include operating Company-owned and customer-owned drilling rigs, generally provide for payment on a dayrate basis, with higher rates for periods when the drilling unit is operating and lower rates or zero rates for periods when drilling operations are interrupted or restricted. The dayrate invoices billed to the customer are typically determined based on the varying rates applicable to the specific activities performed on an hourly basis.

Such dayrate consideration is allocated to the distinct hourly increment to which it relates within the contract term, and therefore, recognized in line with the contractual rate billed for the services provided for any given hour.

Mobilization Revenues

We may receive fees (on either a fixed lump-sum or variable dayrate basis) for the mobilization of our rigs.

These activities are not considered to be distinct within the context of the contract and therefore, the associated revenues are allocated to the overall performance obligation and typically recognized ratably over the initial term of the related drilling contract. We record a contract liability for mobilization fees received, which is typically amortized ratably to revenue as services are rendered over the initial term of the related drilling contract. The amortized amount is adjusted accordingly if the term of the initial contract is extended.

Capital Modification Revenues

We may, from time to time, receive fees from our customers for capital improvements to our rigs to meet contractual requirements (on either a fixed lump-sum or variable dayrate basis).

Such revenues are allocated to the overall performance obligation and typically recognized ratably over the initial term of the related drilling contract as these activities are not considered to be distinct within the context of our contracts. A contract liability is recorded for such fees when received.

Demobilization Revenues

We may receive fees (on either a fixed lump-sum or variable dayrate basis) for the demobilization of our rigs.

Due to the inherent uncertainty regarding the realization, we have elected to not recognize demobilization revenues until the uncertainty is resolved. Therefore, demobilization revenues are recognized once the related performance obligations have been completed.

Reimbursable Revenues

We generally receive reimbursements from our customers for the purchase of supplies, equipment, personnel services and other services provided at their request in accordance with a drilling contract or other agreement.

Such reimbursable revenues are variable and subject to uncertainty, as the amounts received and timing thereof is highly dependent on factors outside of our control. Accordingly, reimbursable revenues are not included in the total transaction price until the uncertainty is resolved, which typically occurs when the related costs are incurred on behalf of a customer. We are generally considered a principal in such transactions and record the associated revenues at the gross amount billed to the customer in our consolidated statements of operations. Such amounts are recognized once the services have been performed.

Reimbursable revenues during the period were as follows:

	Year Ended December 31,	Year Ended December 31,
Dollars in Thousands	2024	2023
Reimbursable revenues	$16,418	$27,968

Contract Costs

The following is a description of the different costs that we may incur for our contracts:

Mobilization Costs

These costs include certain direct and incremental costs incurred for mobilization of contracted rigs. These costs relate directly to a contract, enhance resources of the Company that will be used in satisfying its performance obligations in the future, and are expected to be recovered. These costs are capitalized when incurred as a current or noncurrent asset (depending on the length of the initial contract term), and are typically amortized over the initial term of the related drilling contract. Current and non-current capitalized mobilization costs are included in other current assets and other noncurrent assets, respectively, on our consolidated balance sheet.

Capitalized mobilization costs were as follows:

Dollars in Thousands	December 31, 2024	December 31, 2023
Capitalized mobilization costs	$2,689	$12,467

There was no impairment loss in relation to capitalized costs. Amortization of these capitalized mobilization costs were as follows:

	Year Ended December 31,	Year Ended December 31,
Dollars in Thousands	2024	2023
Amortization of capitalized mobilization costs	$10,719	$11,754

Demobilization Costs

These costs are incurred for the demobilization of rigs at contract completion and are recognized as incurred during the demobilization process.

Capital Modification Costs

These costs are incurred for rig modifications or upgrades required for a contract, which are considered to be capital improvements, are capitalized as property, plant, and equipment and depreciated over the estimated useful life of the improvement.

Contract Liabilities

Contract liabilities relate to mobilization revenues and capital modification revenues where we have unconditional right to cash, or cash has been received but performance obligations have not been fulfilled. These liabilities are reduced and revenue is recognized as performance obligations are fulfilled.

The following table provides information about contract liabilities from contracts with customers:

Dollars in Thousands	December 31, 2024	December 31, 2023
Contract liabilities - current (deferred revenue) (1)	$8,029	$18,222
Contract liabilities - noncurrent (deferred revenue) (1)	2,621	9,977
Total contract liabilities	$10,650	$28,199

(1)	Contract liabilities - current and contract liabilities - noncurrent are included in accrued liabilities and other long-term liabilities, respectively, in our consolidated balance sheet as of December 31, 2024, and December 31, 2023.

Significant changes to contract liabilities balances during the year ended December 31, 2024, are presented below:

Dollars in Thousands	Contract Liabilities
Balance at December 31, 2023	$28,199
Decrease due to recognition of revenue	(21,454)
Increase to deferred revenue during current period	3,905
Balance at December 31, 2024	$10,650

Transaction Price Allocated to the Remaining Performance Obligations

The following table includes revenues expected to be recognized in the future related to performance obligations that are unsatisfied (or partially unsatisfied) at the end of the reporting period.

	Balance at December 31, 2024
Dollars in Thousands	2025	2026	Total
Deferred service revenue	$8,029	2,621	$10,650

The revenues included above consist of mobilization and capital modification revenues for both wholly and partially unsatisfied performance obligations, which have been estimated for purposes of allocating across the entire corresponding performance obligations. The amounts are derived from the specific terms within contracts that contain such provisions, and the expected timing for recognition of such revenue is based on the estimated start date and duration of each respective contract based on information known at December 31, 2024. The actual timing of recognition of such amounts may vary due to factors outside of our control. We have applied the disclosure practical expedient in FASB ASC Topic No. 606-10-50-14A(b) and have not included estimated variable consideration related to wholly unsatisfied performance obligations or to distinct future time increments within our contracts.

Revenues by geographic region

The Company's revenues by geographic region are presented below:

	Year Ended December 31,	Year Ended December 31,
Dollars in Thousands	2024	2023
North America	$412,212	$402,283
Latin America	25,369	42,035
Europe, Africa, and CIS	48,405	50,426
Middle East and Asia Pacific	112,060	92,243
Total revenues	$598,046	$586,987

Western Hemisphere includes North America and Latin America geographic regions, and Eastern Hemisphere includes Europe, Africa, and CIS and Middle East and Asia Pacific geographic regions.

Note 13 - Employee Benefit Plan

The Company sponsors a defined contribution 401(k) plan (the “401(k) Plan”) in which substantially all U.S. employees are eligible to participate. During 2023, the Company matched 100.0 percent of each participant’s pre-tax contributions in an amount not exceeding 5.0 percent of the participant’s compensation. 401(k) Plan participants hired prior to July 2017 become 100.0 percent vested immediately in the Company’s matching contributions, and 401(k) Plan participants hired after July 2017 become vested on a pro-rata basis over three years. The Company match was suspended starting May 2020, through December 31, 2021.

The costs of matching contributions to the 401(k) Plan were as follows:

	Year Ended December 31,	Year Ended December 31,
Dollars in Thousands	2024	2023
401(k) Plan matching contributions expense	$3,813	$3,509

Note 14 - Subsequent Events

The Company has evaluated subsequent events through February 27, 2025, the date the consolidated financial statements were available to be issued, and concluded no events, other than those disclosed in these consolidated financial statements, had occurred that would require recognition or disclosure in these consolidated financial statements and notes.